Exhibit 99.1

FXCM Reports Monthly Metrics

NEW YORK, NY, January 7, 2011 – FXCM Inc. (NYSE: FXCM) today announced certain key operating metrics for December 2010 for its retail foreign exchange business. Monthly activities included:

December 2010

•	Retail customer trading volume(1) of $233 billion in December 2010, 28% lower than November 2010 and 5% lower than December 2009.

•	An average of 270,656 retail client trades per day in December 2010, 22% lower than November 2010 and 1% lower than December 2009.

•	Tradeable accounts(2) of 180,590 as of December 31, 2010, an increase of 601 or 0.3% from November 30, 2010, and an increase of 40,025 or 28% from December 31, 2009. December 2010 tradeable accounts include a decrease of 5,420 accounts that no longer meet the definition of tradeable account due to recent changes in CFTC minimum margin requirements.

More information, including historical results for each of the above metrics, can be found on the investor relations page of the Company’s corporate web site, www.fxcm.com.

This operating data is preliminary and subject to revision and should not be taken as an indication of the financial performance of FXCM Inc.

(1) Volume that FXCM retail customers traded in period translated into US dollars.

(2) An FXCM retail customer account with sufficient funds to place a trade.

About FXCM Inc.

FXCM Inc. (NYSE: FXCM) is a global online provider of foreign exchange (forex) trading and related services to retail and institutional customers world-wide.

At the heart of FXCM’s client offering is No Dealing Desk forex trading. Clients benefit from FXCM’s large network of forex liquidity providers enabling FXCM to offer competitive spreads on major currency pairs. Clients have the advantage of mobile trading, one-click order execution and trading from real-time charts. FXCM’s U.K. subsidiary, Forex Capital Markets Limited, also offers CFD products with no re-quote trading and allows clients to trade oil, gold, silver and stock indices along with forex on one platform. In addition, FXCM offers educational courses on forex trading and provides free news and market research through DailyFX.com.

Trading foreign exchange and CFDs on margin carries a high level of risk, and may not be suitable for all. Read full disclaimer.

For Media:
Jaclyn Sales, 646-432-2463
Vice-President, Corporate Communications
jsales@fxcm.com

or

For Investors:
Thomas Porac, 646-432-2986
Vice-President, Investor Relations
investorrelations@fxcm.com